Exhibit 10.3
HALIFAX CORPORATION
5250 Cherokee Avenue
Alexandria, Virginia 22312
May 5, 2006
Mr. Larry L. Whiteside
1618 Forest Bend Lane
Keller, Texas 76248
Re:      Employment Termination
Dear Mr. Whiteside:
We have reviewed the letter (“Election Letter”) dated April 18, 2006 from your legal counsel, Margaret E. Holland, addressed to my attention, which indicates your election to terminate employment with Halifax Corporation (“Halifax”). While Halifax does not agree with the factual allegations set forth in the Election Letter and your conclusion that facts surrounding your employment with Halifax give you the right to terminate such employment for “Good Reason” (as defined in the Employee Severance and Restrictive Covenant Agreement between you and Halifax (the “Severance Agreement”)), Halifax is willing to pay you severance for the 12 month period contemplated by Section 3(a) of the Severance Agreement provided you do the following:
     1. Execute a release of claims against Halifax related to your employment with Halifax; and
     2. Acknowledge and agree in writing to comply fully with your obligations pursuant to that certain Restrictive Covenant Agreement dated September 30, 2004 by and among Halifax, Employee and certain other parties named therein including, without limitation, the non-competition provision applicable to the severance period as set forth in Section 1(A) of such Restrictive Covenant Agreement.
     If you are agreeable to the arrangement contemplated above, your effective termination will be May 5, 2006 and Halifax will have its legal counsel prepare customary separation documents containing the above provisions and send them to you and Margaret Holland.
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Letter Agreement
May 5, 2006

If this letter agreement is acceptable to you, please sign this letter where indicated below and return an executed copy to Halifax.

Sincerely,

HALIFAX CORPORATION

By:	/s/ Charles L. McNew
Name: Charles L. McNew
Title:	President and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ L.L. Whiteside

L.L. Whiteside

cc: Margaret Holland, Esquire